Exhibit 10.10

No.: Yangang Pearl No. 2020

Working capital loan contract

Important hint

Please read the full text of this contract carefully, especially the clauses marked with **. If in doubt, please ask the lender for clarification in a timely manner.

In view of the fact that the borrower applies to the lender for a working capital loan amount, in order to clarify the rights and obligations of both parties, the borrower and the lender have reached an agreement through negotiation and hereby concludes this contract.

Chapter One Definition

“Limit” refers to the maximum amount of loan balance (under the revolving quota) or total loan amount (under the one-off quota) that the Lender may issue to the Borrower according to the contract, which may be the revolving quota or the one-off quota according to the contract (single use only or can be used multiple times).

“Revolving quota” means that the borrower may apply for the quota multiple times to obtain the loan as agreed in this contract, but the loan balance cannot exceed the agreed quota.

“One-time quota” means that the borrower can apply for the quota one-time or multiple times to obtain the loan according to the contract, but the total amount of the loan drawn cannot exceed the agreed quota.

“Loan balance” means the sum of the outstanding loan principal amount obtained by the Borrower under this Contract.

“Limit Balance” means the quota minus the loan balance (under the revolving quota) or the total loan amount (under the one-time quota) amount after.

“Credit Period” refers to the period during which the Lender grants the Loan to the Borrower according to the Borrower’s application and this contract, which is the period during which the Loan occurs rather than the Loan Period

“Loan Term” refers to the term of each loan determined by both parties in the corresponding Bank of Communications Application for the Use of Loan Quota (hereinafter referred to as the “Application for the Use of the Quota”).

“Loan Market Quoted Rate (LPR)” refers to the loan market quoted interest rate published by the National Interbank Funding Center on the 20th of each month (extended during holidays).

“Banking working day” and “working day” refer to the business day when the lender’s local bank opens its business for business, excluding statutory holidays and rest days (except those that are open due to holiday adjustments). If the loan date, repayment date, interest consideration date and maturity date and other obligations are fulfilled on a non-banking working day, they will be postponed to the next banking working day accordingly.

Terms such as related parties, related party transactions, individual major investors are the same as those in the Accounting Standards for Business Enterprises No. 36 - Disclosure of Related Parties (Cai Kuai [2006] No. 3) issued by the Ministry of Finance and subsequent amendments to the standard have the same meaning.

Chapter Two

2. 1 When the borrower needs to use the quota, he should apply to the lender at least 5 working days in advance. When applying, you should fill in the “Application for Quota Use”, which can only be used after the lender’s review and approval.

**2.2 Each use of the quota is premised on meeting all the following conditions:

(1) The loan balance (under the revolving quota) or the total loan amount (under the one-time quota) does not exceed the quota;

(2) The amount of the loan applied for does not exceed the balance of the quota;

(3) The application date and loan date are within the credit period;

(4) Loan Term and Loan Maturitycomplies with this contract;

(5) The guarantee contract (if any) under this contract has come into effect and will continue to be effective. If the guarantee contract is a mortgage contract and/or a pledge contract, the security interest has been established and will continue to be effective;

(6) The borrower has completed the government permit, approval, registration and other formalities required by law and the lender when applying for a loan, and such permit, approval or registration shall remain valid;

(7) After this contract takes effect, there is no material adverse change in the borrower’s operating and financial conditions;

(8) The borrower’s application meets the requirements of the lender’s relevant rules and regulations;

(9) The borrower has not violated the contract;

(10) The payment method of the loan complies with the contract, and the lender agrees to pay if the payment is entrusted by the lender;

(11) For borrowing foreign currency loans, the borrower has provided documents certifying that the loan complies with relevant foreign exchange management policies, including but not limited to valid foreign exchange use certificates or registration documents;

(12) The borrower has designated a special fund withdrawal account as required by the lender and signed the account management agreement.

**2.3 If the lender agrees to grant the loan, the final loan information shall be subject to the content of the printed column of the “Application for Quota Use”. The “Application Form for the Use of the Quota” is used as the “Loan Certificate” on behalf of the applicant.

**.2.4 If the currency of the Quota Use Application Form is inconsistent with the currency of the quota, it is only for the purpose of determining the quota balance.

If there is a directly applicable exchange rate, it shall be converted according to the exchange rate published by Bank of Communications Co., Ltd. at the beginning of each day.

**2.5 After the borrower becomes a shareholder of the guarantor or “actual controller” as defined in the Company Law, before the guarantor provides the lender’s acceptance of the resolution of its shareholders’ meeting (shareholders’ meeting) on agreeing to provide guarantee for the borrower , the lender has the right to suspend or cancel the loan limit that the borrower has not used.

Chapter Three Interest rate and calculation of interest

3. 1 Basic Rules for Determining Interest Rates

3.1.1 The loan interest rate under this contract is based on the loan market quoted rate (LPR) as the pricing benchmark, and is based on the loan market quoted rate (LPR) plus (minus) points (1 basis point is 0.01%, 1% That is, 100 basis points), and the interest rate shall be agreed upon in the Quota Use Application after negotiation between the two parties each time the quota is used.

If both parties agree to apply a fixed interest rate in the “Application for Quota Use”, and the specific value is recorded in the fixed interest rate value column, the specific interest rate of each loan shall be subject to the value recorded in the fixed interest rate value column in the “Quota Use Application Form”. These specific values are based on the specific value of the loan market quoted interest rate (LPR) applicable on the applicable date of the pricing benchmark agreed in the “Application for Quota Use” (hereinafter referred to as “LPR value”), according to the “Application for Use of Quota”. The plus (minus) point value is determined. If the fixed interest rate value column does not record the specific value, the specific interest rate of each loan shall be based on the LPR value applicable on the applicable date of the pricing benchmark agreed in the Application for Quota Use, plus (minus) agreed in the Application for Quota Use. ) point value is determined.

If both parties agree on the application of floating interest rates in the Quota Use Application, the specific interest rate for each loan shall be based on the LPR value applicable on the applicable date of the pricing benchmark agreed in the Quota Use Application, and according to the Quota Use Application. The value of plus (minus) points, interest rate floating rules, interest rate floating cycle, interest rate sequential movement cycle unit and the floating start date of a specific date (if necessary) are determined.

3.1.2 If the currency is RMB, the daily interest rate = monthly interest rate/30, monthly interest rate = annual interest rate/12; if the currency is Hong Kong dollar, British pound and Australian dollar, the daily interest rate = annual interest rate/365; the currency is US dollar, euro , Japanese Yen and other foreign currencies accepted by the lender, the daily interest rate = annual interest rate / 360.

**3.2 Lending rate

The loan interest rate for each loan is determined on the basis of the applicable LPR value on the “Applicable Date of Pricing Benchmark” stipulated in the corresponding “Application for Quota Use”, and according to the plus (minus) point value agreed in the “Application for the Use of Quota”. Taking the “Applicable Date of Pricing Benchmarks” as T day, the LPR value applicable to T day is the latest LPR value released before T days.

3.3 Adjustment of interest rates

3. 3.1 If the “Application Form for the Use of Quota” is recorded as a fixed interest rate, the loan shall be subject to the stated interest rate during the loan term.Rate.

**3.3.2 If the “Application for Quota Use” is recorded as a floating interest rate, the loan shall be subject to the interest rate floating rules, interest rate floating period, interest rate floating period unit and specific date of the floating start date (such as required) to determine the loan interest rate adjustment date, and the adjusted interest rate will be applied from the loan interest rate adjustment date.

3.3.2.1 If the loan market quoted interest rate (LPR) is adjusted during the loan period, according to “Floating on the Loan Entry Date” or “Floating on a Specific Starting Date” selected in the “Interest Rate Floating Rules”, from the “Loan Entry Date” or ” The period for calculating the loan interest rate adjustment from the floating start date on a specific date. In the blank column of interest rate floating period, fill in the period of interest rate sequence movement. The interest rate floating period unit can be selected daily or monthly. For example, the number of interest rate floating periods, fill in “1” If “Daily” is selected for the floating cycle unit, the loan interest rate adjustment date will be the day when the loan market quoted rate (LPR) is adjusted. From the date of “Starting Date” or “Starting Date of Sequential Movement on a Specific Date”, the day of the first 3 days is the loan interest rate adjustment day; if “1” is filled in for the number of interest rate floating cycles, “Floating cycle unit selection” is monthly”, the loan will be entered into the account from “Loan” From the “day” or “the starting date of floating on a specific date”, the day of each full month is the loan interest rate adjustment date. ” or the “Starting Date of Floating on a Specified Date”, the day on which the loan interest rate is adjusted every 3 months, and so on.

3.3.2.2 The loan interest rate on the loan interest rate adjustment date is determined on the basis of the LPR value applicable on the loan interest rate adjustment date, and the interest rate plus (minus) point value remains unchanged (except for the adjustment of the plus (minus) point value by mutual agreement). Taking the “loan interest rate adjustment date” as T day, the LPR value applicable to T day is the latest loan market quoted interest rate (LPR) value released before T day.

**3.3.3 If the loan market quoted rate (LPR) is cancelled according to regulatory requirements or the corresponding issuing agency stops issuing it according to regulatory requirements, the two parties will negotiate and adjust the loan interest rate separately, but the adjusted interest rate shall not be lower than the applicable interest rate at that time ; If more than one month has elapsed since the date when the loan market quoted rate (LPR) was cancelled or the issuance was stopped, and the two parties have not reached an agreement on the adjusted interest rate, the lender has the right to declare the loan due early.

**3. 3.4 Both parties may adjust the value of the plus (minus) points of the corresponding loan interest rate after negotiation on each loan interest rate adjustment date.

3.4 If the loan currency is RMB, the penalty interest rate for overdue loans shall be increased by 50% according to the interest rate agreed in this contract, and the penalty interest rate of misappropriation loans shall be increased by 100% according to the agreed interest rate in this contract. If the floating rate loan is subject to the adjustment of the loan quoted rate (LPR), the lender has the right to adjust the penalty interest rate applicable to each loan accordingly, and the new penalty interest will be applied from the date of adjustment of the loan interest rate stipulated in the corresponding “Limit Application Form”. interest rate.

3.5 Calculation of Interest

3.5.1 Normal interest = interest rate agreed in this contract X loan amount X number of days occupied.

The number of occupied days is calculated from the loan date (inclusive) to the due date (exclusive), and the due date is postponed if it is not a working day.

3.5.2 Penalty interest for overdue loans and misappropriation of loans shall be calculated according to the amount overdue or misappropriation and the actual number of days (from the date of overdue or misappropriation (inclusive) to the date of repayment of principal and interest (exclusive)).

3.5.3 If the calculated interest/penalty interest has more decimal places, the lender will round up to two decimal places.

**3.6 Due to the early repayment of the borrower or the early withdrawal of the loan by the lender according to the contract, the corresponding interest rate level will not be adjusted, and the interest rate agreed in this contract will still be implemented.

3. 7 If the loan currency is foreign currency, the determination of interest rate, adjustment of interest rate,The penalty interest rate for overdue and misappropriated loans shall be subject to the provisions of Article 17 of this contract.

Chapter Four Payment of Loans

4. 1 If the loan account designated by the borrower is a special loan issuance account opened with the lender, the issuance and payment of the loan shall be handled through this account. This account is only used for the issuance of loan funds and external payment, and only sells the “settlement business application” certificate. When the borrower independently pays for the loan fund transfer, it must be processed at the counter of the account opening branch. The deposit interest on this account is credited to the borrower’s repayment account.

4.2 The borrower shall specify the payment method (entrusted payment by the lender or self-payment by the borrower) when the borrower draws the loan in accordance with this contract, and only one payment method can be used for each withdrawal.

4.3 The Lender’s Entrusted Payment means that the Lender, according to the Borrower’s Entrusted Payment Power of Attorney, directly pays the loan funds through the Borrower’s account to the Borrower’s counterparty for the purpose agreed in this Contract after disbursing the loan as agreed in this Contract.

If the amount of a single payment exceeds the self-payment limit or meets one of the conditions stipulated in Article 19.3, the loan entrusted payment method shall be adopted.

If the lender is entrusted to pay, the borrower must submit to the lender an application for the use of the quota, the corresponding entrusted payment authorization letter and other materials required by the lender (including but not limited to business contracts, invoices and receipt documents and other transaction materials), The amount of the loan to be drawn and the object and amount of the payment should be clearly defined, and the amount of the loan to be drawn should be equal to the total amount to be paid.

If the payment to be made by the borrower does not conform to this contract or the corresponding business contract or has other defects, the lender has the right to refuse the payment and return the entrusted payment authorization letter submitted by the borrower.

If the lender agrees to pay, if the information provided by the borrower is incorrect and the payment cannot be made externally or a payment refund occurs, the borrower must resubmit relevant documents and materials with correct information within the time limit specified by the lender. Lenders are not responsible for late or unsuccessful payments.

4. 4 Borrower’s self-payment means that after the lender releases the loan funds to the borrower’s account according to the contract, the borrower pays the borrower’s counterparty to the borrower’s counterparty for the purpose agreed in this contract.

In the case of self-payment by the borrower, the borrower shall submit to the lender an application for the use of the quota, instructions on the use of funds and other materials required by the lender. The borrower shall report the payment of loan funds to the lender on time. The lender has the right to check whether the loan payment conforms to the agreed purpose through account analysis, voucher inspection, on-site investigation, etc., and the borrower must cooperate with the lender in the verification.

Chapter Five Repayment of Loans

5. 1 The borrower shall repay the loan according to the repayment date and amount recorded in the corresponding “Application Form for the Use of Quota”.

**5.2 The borrower cannot repay the loan early without the written consent of the lender.

**5.3 The repayment arrangements of principal and interest agreed by the borrower and the lender in the “Application for the Use of Quotas” are all real and voluntary agreements reached by both parties after negotiation.Expression of will. Under the repayment arrangement chosen by both parties, whether the principal is repaid before the interest will not affect the borrower’s repayment responsibility for the interest payable, and the borrower may not make a defense against the repayment of the interest payable. Under any repayment arrangement, the borrower shall be responsible for repayment of all principal and interest payable.

**5.4 When the borrower’s repayment (including the borrower’s voluntary repayment and the lender’s deduction of the proceeds according to the contract) cannot fully pay off all the borrower’s debts:

(1) It shall first be used to pay off the unpaid expenses due. If the common term of principal and interest is less than 90 days, the balance after offsetting the expenses shall be used to offset the unpaid interest or penalty interest, compound interest, and then used to offset the unpaid principal; the principal or interest is overdue for 90 days For the above, the balance after paying off the expenses is first used to pay off the unpaid principal, and then used to pay off the unpaid interest or penalty interest and compound interest;

(2) The borrower has multiple debts (including the borrower’s debts to the lender under other contracts), and the lender has the right to decide the order of repayment and repayment of the borrower’s various debts, as long as the repayment order does not violate the lender Mandatory provisions of applicable laws and regulations, rules and regulations and relevant regulatory requirements. The Lender shall notify the Borrower of the outcome of the debt repayment. Unless otherwise agreed by both parties on the matters in this paragraph.

Chapter Six Borrower’s Representations and Warranties

6. 1 The borrower is legally established and legally existing, has all the necessary rights and capabilities, and can perform the obligations of this contract and assume civil liabilities in its own name.

6.2 The signing and performance of this contract is the true expression of the Borrower’s intention, and after all necessary consents, approvals and authorizations, there is no legal flaw.

6.3 The borrower’s production and operation are legal and compliant, with the ability to continue operations, with a legitimate source of repayment, no major environmental and social risks, and no major bad credit record. The borrower’s senior management has no bad records.

6.4 All documents, statements, materials and information provided by the Borrower to the Lender during the signing and performance of this Contract are true, accurate, complete and valid, and have not concealed from the Lender anything that may affect its financial status and repayment ability. Information, the borrower’s financial condition has not experienced a material adverse change since the most recent financial statement reporting date.

**6.5 Neither the Borrower nor its related parties belong to the United Nations, the European Union or the United States and other sanctioned lists and the list of enterprises or individuals involved in terrorism and anti-money related risks issued by Chinese government departments or competent authorities; Countries and regions sanctioned by the EU or the US.

**6.6 The borrower promises to abide by the national anti-money laws, regulations and relevant policy requirements, and will not engage in illegal activities such as assisting others to carry out money transfer, terrorist financing, tax evasion, bank debt evasion, cash withdrawal, telecommunication fraud, illegal fundraising, etc. , actively cooperate with the lender to carry out various anti-money work such as customer identification, transaction record keeping, customer identity and transaction background due diligence, large-value and suspicious transaction reporting, and provide relevant certification materials as required by the lender.

Chapter Five Seven Rights and Obligations of Lenders

7. 1 The lender has the right to recover the loan principal and interest (including compound interest, overdue and misappropriation of loan interest, etc.) in accordance with the contract, collect the fees payable by the borrower, and have the right to recover the loan in advance according to the borrower’s capital recovery situation. Exercise other rights stipulated by law or agreed in this contract.

**7. 2 During the performance of this contract, the lender only conducts a formal review of the information provided by the borrower. The Lender shall not be liable for the failure of the Lender to complete the entrusted payment in a timely manner due to the untrue, inaccurate or incomplete materials provided by the Borrower or the Borrower’s violation of this contract for payment.

**7. 3 The lender shall issue the loan and handle the payment in accordance with the contract. If the lender fails to issue the loan or handle the payment on time due to any of the following reasons, the lender will not be held responsible, but will promptly notify the borrower: the loan account designated by the borrower is frozen, the payment target account is frozen, force majeure, communication or network failures, lender system failures, etc. Unless otherwise agreed in this contract.

Chapter Eight Obligations of the Borrower

8. 1 The borrower shall repay the loan principal under this contract and pay the interest according to the time, amount, currency and interest rate recorded in this contract and the corresponding Application for Quota Use.

The fund withdrawal account designated by the borrower is used to collect the corresponding sales income or the planned repayment funds. If the corresponding sales income is settled in a non-cash way, the borrower shall ensure that the funds are transferred to the fund withdrawal account in time after receiving the funds. The borrower shall provide information on the inflow and outflow of funds in the fund withdrawal account according to the requirements of the lender.

8.2 The borrower shall use the quota according to the purpose stipulated in this contract, and use the loan according to the purpose determined in the corresponding “Application for the Use of Quota”. The fields and uses of production and operation are prohibited.

The borrower shall use the loan funds according to the agreed method, and shall not evade the entrusted payment by the lender by dividing the whole into parts; if the borrower pays independently, the borrower shall use the loan within a reasonable time according to the requirements of the lender’s supervisory authority. Payment shall be in accordance with this contract.

**8.3 The borrower shall bear the settlement fee (if any) for the payment of loan funds (including the entrusted payment by the lender and the self-payment by the borrower). The Bank of Communications Service Charges List” is implemented.

The lending account is a special loan issuing account. When the loan funds are paid (including the entrusted payment by the lender and the self-payment by the borrower), if the receiving account is not an account opened with the Bank of Communications, the funds may be paid through the People’s Bank of China payment system or the same city. exchange system.

If the lending account is not a special loan disbursement account, when the loan fund payment (including the entrusted payment by the lender and the self-payment by the borrower), and the receiving account is an account in another bank, the fund payment shall be processed through the payment system of the People’s Bank of China.

**8.4 The borrower shall cooperate with the lender in the management of loan payment and the use of the loan and the borrower’s experience.

Supervision and inspection of operating conditions, timely provide financial statements, loan fund usage records and materials, related parties and related party transaction information, environmental and social risk reports, other materials and information required by lenders for post-loan risk management needs, and guarantee The truthfulness, completeness and accuracy of the documents, materials and information provided.

**8.5 When the borrower has any of the following matters, it shall notify the lender in writing at least 30 days in advance, and shall not take any action before repaying all the principal and interest of the loan under this contract or providing the repayment plan and guarantee approved by the lender: (1) sell, gift, lease, lend, transfer, mortgage, pledge or otherwise dispose of in whole or in part sub-asset or important assets;

(2) Significant changes in the operating system or the form of WIPO, including but not limited to the implementation of contracting, leasing, joint ventures, corporate restructuring, shareholding cooperative restructuring, enterprise sales, mergers (mergers), joint ventures (cooperation), divisions, establishment of subsidiaries Company, equity transfer, property right transfer, capital reduction, etc.

(3) Foreign investment or increased debt financing exceeds the agreed limit.

**8.6 The Borrower shall notify the Lender in writing within 7 days of the occurrence or possible occurrence of the following events:

(1) The borrower or its related parties revise the articles of association, change the company name, legal representative (person in charge), domicile, mailing address or business scope and other industrial and commercial registration matters, or make decisions that have a significant impact on finance and personnel;

(2) The borrower, its affiliates or guarantors intend to file for bankruptcy or may or have been filed for bankruptcy by creditors;

(3) The Borrower or its affiliates are involved in major litigation, arbitration, or administrative measures, or the main assets or collateral under this contract have been subject to property preservation or other compulsory measures, or, the main assets or collateral under this contract are subject to property preservation or other compulsory measures. the safety and integrity of which is or may be affected or the value of which is or is likely to be diminished;

(4) The Borrower or its affiliates provide guarantees for third parties, and as a result, it has a material adverse effect on its economic status, financial status or ability to perform its obligations under this contract;

(5) The borrower or its related parties sign contracts that have a significant impact on its business and financial status;

(6) The borrower pays off the outstanding debts in advance or gives priority to pay off other due debts, adds any form of guarantee for other existing debts, or makes any arrangements with similar effects or signs relevant documents;

(7) The Borrower, its related parties or guarantors suspend production, suspend business, dissolve, suspend business for rectification, be revoked or have their business license revoked;

(8) The borrower or its related parties, the main investors of the borrower or its related parties, the legal representative (responsible person) of the borrower or its related parties, directors or key management personnel are missing, involved in violations of laws and regulations or violations of relevant laws and regulations. Applicable exchange rules may change abnormally;

(9) The Borrower or its affiliates experience serious difficulties in the operation, or the financial condition deteriorates, or other events that have a negative impact on the Borrower or its affiliates’ operations, financial condition, solvency or economic condition;

(10) A related party transaction occurs, and the transaction amount reaches or exceeds 10% of the latest audited net assets;

(11) Before paying off all the debts under this contract, the borrower becomes or may become the shareholder of the guarantor or the “actual controller” as defined in the Company Law;

(12) The borrower or its affiliates caused liability accidents or were exposed by the media due to violation of laws, regulations, regulatory provisions, national policies or industry standards;

(13) A safety or environmental accident occurs to the borrower or its related parties;

(14) Changes in the control or controlled relationship between the borrower’s related parties and the borrower;

(15) Significant changes in equity of the borrower or related parties;

(16) The borrower’s external auditor’s audit opinion on its financial statements is not a standard unqualified opinion;

(17) The borrower has been or may be investigated, punished or taken similar other measures by the competent authorities for violating laws, regulations and/or regulatory requirements;

(18) The borrower or its affiliates are included in the sanctions list of the United Nations, the European Union or the United States, and the list of risks related to terrorism and anti-money issued by Chinese government departments or competent authorities; or the country and region where the borrower is located is included in the United Nations , the EU or the United States and other sanctions countries and regions;

(19) Other significant adverse events that affect the solvency of the borrower or its related parties occur.

8.7 When the guarantees under this contract change against the lender’s claims, the borrower shall promptly provide other guarantees recognized by the lender as required by the lender.

The “change” referred to in this paragraph includes but is not limited to: the guarantor’s merger, division, cessation of production, closure, dissolution, business suspension for reorganization, revocation, revocation of business license, application for bankruptcy, or application for bankruptcy; change; the guarantor is involved in major litigation, arbitration, administrative measures, or property preservation or other compulsory measures are taken for the main assets; the safety and integrity of the collateral is or may be affected; the value of the collateral is or may be reduced or seized and other compulsory measures such as property preservation; the guarantor or its legal representative (person in charge) or key management personnel are involved in violation of laws and regulations or the applicable rules of the exchange; if the guarantor is an individual, the guarantor is missing or dead (declared dead); The guarantor has breached the guarantee contract; the guarantor has a dispute with the borrower; the guarantor requests to rescind the guarantee contract; the guarantee contract has not become effective or invalid or has been cancelled; other events, etc.

**8. 8 The borrower promises: From the date of signing this contract to the date of signing this contract, all the principal and interest of the loan and relatedBefore the repayment of the expenses, the borrower’s financial indicators, external agency ratings and production and operation qualifications/licenses are always in line with the contract.

8. 9 The Borrower warrants that the Borrower and its employees and agents will not provide, give, solicit or accept any form of material benefits (including but not limited to cash, physical cards, etc.) ,travel, etc.) or other non-material benefits; not use the funds or services provided by the lender in any form, directly or indirectly, for activities related to corruption or bribery; if the borrower is aware of any violation of this agreement, it shall promptly and truthfully , Completely and accurately provide clues and relevant information to the lender, and cooperate with relevant matters in accordance with the requirements of the lender.

Chapter Nine Adjustment of quota, early maturity of loan and risk repricing

9. 1 When any of the following events occurs, it is regarded as an “early expiration event” of this contract:

(1) The borrower fails to repay the loan principal or pay the interest as agreed in any of the “Application for Quota Use” under this contract;

(2) The representations and warranties made by the Borrower under this contract are untrue;

(3) Any of the matters listed in Article 8.6 that should be notified actually occurs, which affects or may affect the safety of the lender’s creditor’s rights.

(4) Due to changes in laws, regulations and regulatory policies, the lender’s issuance of loans in accordance with this contract constitutes or may constitute a violation of laws or regulations;

(5) When the borrower performs other contracts with the lender or contracts with a third party, there is a breach of contract or the debt may or has been declared due in advance;

(6) The borrower violates other stipulations in this contract.

9.2 When any “early maturity event” occurs, the Lender has the right to take one, more or all of the following measures:

(1) Reduce, suspend or cancel the quota under this contract;

(2) Stop issuing loans that the borrower has not yet drawn;

(3) For loans that have been drawn but not used by the borrower, payment shall be stopped;

(4) Require the borrower to negotiate with the lender within a limited time limit for supplementary loan issuance and payment conditions;

(5) Require the borrower to change the payment method at the request of the lender;

(6) Risk repricing of the execution of the loan in accordance with Article 9.3;

(7) Unilaterally declare that all loan principals issued under the contract are due in advance and require the borrower to immediately repay all due loan principals and settle the interest.

9.3 According to the production and operation of the borrower at the time of signing this contract, the two parties have determined the agreed interest rate and its adjustment after negotiation. The Borrower agrees that in the event of any “early maturity event”, the Lender shall have the right to reprice the risk of executing the Loan in accordance with this Agreement.

9.3.1 Risk repricing includes negotiated repricing and directly raising the loan interest rate. The risk repricing method adopted in this contract shall be agreed upon by both parties in Article 21.

9.3.2 “Re-pricing negotiation” means that the lender has the right to require the borrower to negotiate with the lender to increase the loan interest rate within a limited time limit, and the two parties will determine the “re-pricing date” and the relevant interest rate by means of a supplementary agreement.

9.3.3 “Directly raising the loan interest rate” means that the lender has the right to directly raise the loan interest rate in accordance with this Article and Article 21.

9.3.3.1 From the “Re-pricing Date” notified by the Lender to the Borrower in writing, the borrower shall be subject to the “Re-pricing Date” until the “Re-pricing Date”.

All outstanding loans are subject to the increased loan interest rate.

9.3.3.2 If the loan currency is Renminbi, on the basis of the LPR value applicable on the “Re-pricing Date”, the increased loan interest rate of each loan shall be determined according to the plus (minus) point value agreed in Article 21.

Taking “Repricing Date” as T day, the LPR value applicable to T day is the latest loan market quoted rate (LPR) value released before T day.

9.3.3.3 If the loan currency is foreign currency, the increased loan interest rate shall be determined in accordance with Article 21.

9.3.4 After the lender executes risk repricing according to the aforesaid agreement, the new interest rate will be implemented from the “repricing date”. On the basis of this interest rate, the floating adjustment is still in accordance with the third clause of this contract. If both parties agree to change the relevant agreement, it will be implemented according to the agreement after the change. If the loan is overdue (including the borrower failing to repay on time or being announced by the lender to be due early) or misappropriated, the passing period and the misappropriation penalty interest rate shall be determined on the basis of the new interest rate (including the interest rate after floating adjustment as agreed in this contract). The interest rate for calculating compound interest is also adjusted accordingly.

9. 3.5 The execution of “Risk Repricing” shall not be deemed or interpreted as a waiver by the Lender of other rights stipulated by laws and regulations and agreed in this contract. The Lender has the right to take other creditor’s rights protection measures in accordance with laws and regulations and this contract, including but not limited to the measures stipulated in Article 9.2.

Chapter 10 Breach of contract

10. 1 If the borrower fails to repay the loan principal, pay the interest in full and on time, or fails to use the loan for the purpose agreed in this contract, the lender shallThe penalty interest rate of the loan over the same period or the penalty interest rate of the misappropriation loan shall be charged with interest, and the payable and unpaid interest shall be charged with compound interest. If the penalty interest rate is adjusted according to the contract, the interest rate for calculating compound interest shall also be adjusted accordingly.

10. 2 If the borrower fails to repay the loan principal and pay the interest in full and on time, it shall bear the reminder fee, litigation fee (or arbitration fee), preservation fee, announcement fee, execution fee, attorney fee, travel fee and other fee.

Chapter 11 Deduction Agreement

11. 1 When the borrower authorizes the loan principal, interest, penalty interest, compound interest or other expenses due and payable, the lender has the right to debit any account opened by the borrower in all branches of Bank of Communications Co., Ltd. Funds are used to pay off.

11.2 After the deduction is made, the lender shall notify the borrower of the account number involved in the deduction, the contract number, the number of the Application for Use of Quota, the deduction amount and the remaining debt amount.

11.3 When the deduction proceeds are insufficient to pay off all the borrower’s debts, the debts to be paid off and offset shall be determined according to the stipulations in this contract.

11. 4 If the currency of the deduction proceeds is inconsistent with the currency of the debt to be repaid, it shall be converted into the amount of debt repayment at the exchange rate announced by Bank of Communications Co., Ltd. at the time of deduction. If it is necessary to go through the formalities of foreign exchange settlement and sale or foreign exchange exchange, the borrower is obliged to assist the lender to handle it according to the requirements of the lender, and the exchange rate risk shall be borne by the borrower.

Article 12 Notice

12. 1 The contact information filled in by the borrower in this contract (including mailing address, telephone number, fax number, etc.)are real and effective. If any contact information is changed, the Borrower shall immediately send/send the changed information in writing to the correspondence address filled in by the Lender in this contract. Such information changes will be effective upon Lender’s receipt of notice of the changes.

12.2 Unless otherwise expressly agreed in this contract, the Lender has the right to make any notice to the Borrower through any of the following methods. The Lender shall have the right to choose the method of notification it deems appropriate and shall not be liable for any errors, omissions or delays in transmission by postal, facsimile, telephone or any other communication system. If the lender chooses multiple notification methods at the same time, the one that reaches the borrower sooner shall prevail. For the same matter, if the Lender issues more than one notice to the Borrower with different contents, unless otherwise expressly stated in the notice, the later notice shall prevail.

(1) Announcement, the date when the lender publishes the announcement on its website, online banking, telephone banking or business outlet is deemed to be the date of delivery;

(2) If it is delivered by hand, the date of receipt by the borrower shall be regarded as the date of delivery;

(3) Mail (including express mail, ordinary mail, registered mail) is delivered to the borrower’s correspondence address as recently known by the lender, and the third day (in the same city) / the fifth day (outside the city) after the date of mailing is deemed to have been delivered date;

(4) Fax, mobile phone short message or other electronic communication methods are sent to the borrower’s fax number, mobile phone number or email address designated by the borrower recently known to the lender, and the date of delivery shall be deemed the date of delivery. The aforementioned delivery refers to the fact that the relevant information enters the server terminal of the service provider, rather than the actual display of the relevant information on the client terminal as a standard.

12.3 The Borrower agrees that, unless the Lender receives written notice from the Borrower regarding the change of correspondence address, the Borrower shall

The mailing address filled in this contract is the address at which the court will serve judicial documents and other written documents to the borrower. The scope of application of the above address for service includes but is not limited to the first instance, second instance, retrial and enforcement procedures of civil litigation. If the borrower responds to the lawsuit and directly submits a service address confirmation letter to the court, if the confirmed address is inconsistent with the Lender’s latest known mailing address, the court has the right to take the address on the service address confirmation letter as the standard for service.

During the dispute resolution process under this contract, the court may serve the judgment, ruling and mediation on the borrower in any of the following ways:

(1) For delivery by post (including express mail, ordinary mail, and registered mail), the date of receipt by the borrower on the receipt of service shall be the date of delivery;

(2) For personal service, the date of receipt by the borrower on the receipt of service shall be regarded as the date of service.

If the court adopts mail delivery (including express mail, ordinary mail, registered mail), if the borrower fails to sign on the receipt of service or the correspondence address filled in by the borrower is inaccurate or the correspondence address actually changes but the lender does not If the written notice of the change of mailing address is received from the borrower, resulting in the return of the judgment, ruling and mediation, the date on which the documents are returned shall be deemed as the date of service.

If the court adopts the method of personal service, if the borrower fails to sign on the receipt of service, the date of service shall be the date when the person who serves on the spot marks the situation on the receipt of service.

Except for judgments, rulings and mediations, the court has the right to make any notification to the borrower through any of the communication methods stipulated in Article 12.2. The court shall have the right to choose the means of communication it sees fit and shall not be liable for any errors, omissions or delays in transmission by post, facsimile, telephone, telex or any other communication system. If the court chooses multiple communication methods at the same time, the one that reaches the borrower sooner shall prevail.

12. 4 This agreement is an independent dispute resolution clause in the contract, and this contract is invalid, cancelled or terminated., without prejudice to the validity of these terms.

** Chapter 13 Information Disclosure and Confidentiality

13. 1 For the borrower’s unpublished information and materials obtained and learned during the signing and performance of this contract, the lender’s use of relevant information and materials shall not violate laws, regulations and regulatory requirements, and shall assume the responsibility of confidentiality in accordance with the law, and shall not report to the third party. The third party discloses such information and materials, except in the following cases:

(1) Disclosure is required by applicable laws and regulations;

(2) The disclosure is required by the judicial department or regulatory agency in accordance with the law;

(3) When the Borrower fails to repay the loan principal and/or interest in full and on time, the Lender shall disclose to the Lender’s external professional consultants and allow the Lender’s external professional consultants to use them on a confidential basis in order to realize the creditor’s rights under this contract. of;

(4) The borrower agrees or authorizes the lender to make disclosure.

13.2 The borrower confirms that he has signed the Authorization Letter for Inquiry and Provision of Credit Information. The lender inquires, uses and saves the credit information of the borrower within the scope specified in the power of attorney.

13.3 In addition to the circumstances specified in Articles 13.1 and 13.2 of this contract, the Borrower further agrees that Bank of Communications Co., Ltd. may use or disclose the Borrower’s information and materials in the following circumstances, including but not limited to the Borrower’s basic information, credit Transaction information, bad information and other relevant information and materials, etc., are willing to bear all the consequences arising therefrom:

For the following purposes, to business outsourcing institutions, third-party service providers, other financial institutions and other institutions or individuals that the lender deems necessary, including but not limited to other branches of Bank of Communications Co., Ltd., or Bank of Communications Co., Ltd. completely or Partially owned subsidiaries, disclose and allow them to use such information and materials on a confidential basis: 1. To carry out bank credit business or related to bank credit business, such as promoting Bank of Communications Co., Ltd.’s credit business, collecting borrowers’ arrears , transfer the creditor’s rights of the bank’s credit business, etc.; 2. Provide or may provide new products or services or provide further services for the lender to the borrower.

Whether this Article 13.3 is applicable shall be subject to the agreement between the two parties in Article 24 of this contract.

Chapter 14 Application of Law and Dispute Resolution

This contract is governed by the laws of the People’s Republic of China (the laws of Hong Kong, Macau and Taiwan are not included for the purpose of this contract). Disputes under this contract shall be brought to the court with jurisdiction where the Lender is located, unless otherwise stipulated in this contract. During the dispute, the parties shall continue to perform the terms not involved in the dispute.

Chapter 15 Effectiveness and composition of the contract

15.1 This contract will become effective after it is signed (or sealed) by the legal representative (person in charge) or authorized representative of the borrower and affixed with the official seal, and the person in charge of the lender or authorized representative replies (or sealed) and affixed with the special seal of the contract.

15.2 The Application for Quota Use and other relevant documents and materials signed when using the quota under this contract are integral parts of this contract. I

15. 3 The Application for Quota Use is a supplement to this contract. Unless otherwise stipulated in the Application for Quota Use,The rights, obligations and related matters between the borrower and the lender are still implemented in accordance with the stipulations in this contract.

Chapter 16 The specific content of the quota

16. 1 Quota currency: RMB; capitalized amount:Twenty-five million yuan ; availableIn RMB; the quota is a one-time quota (can be used multiple times).

16.2 Quota use: used for payment for goods and the company’s daily business turnover.

16.3 The credit period is from October 15, 2020 to September 25, 2021

Chapter 17 Interest Rate

If the loan currency is foreign currency, the relevant agreement on the interest rate is as follows:

Chapter 18 Account Agreement

18.1 The Borrower designates the following account as a loan account, which is not a special loan issuance account opened by the Borrower with the Lender. If both parties agree otherwise in the corresponding Application for Quota Use, the agreement in the Application for Quota Use shall prevail.

Username: Shenzhen Yangang Pearl Freight Industry Co., Ltd.

account: 443066498013002520492

Opening a corpse: Bank of Communications Co., Ltd. Shenzhen High-tech Park Sub-branch

18.2 The Borrower designates:

(1) The repayment account is

Username: Shenzhen Yangang Pearl Freight Industry Co., Ltd.

account: 443066498013002520492

Account Bank: Bank of Communications Co., Ltd.Shenzhen High-tech Park Sub-branch

(2) The fund withdrawal account is:

Username: Shenzhen Yangang Pearl Freight Industry Co., Ltd.

account: 443066498013002520492

Account Bank: Bank of Communications Co., Ltd.Shenzhen High-tech Park Branch

Chapter 19 Specific agreement on loan issuance, payment and repayment

19.1 The term of each loan drawn under this contract shall not be longer than December, and the maturity date of all loans shall be no later than March 25, 2022.

Chapter 20 Financial restrictions, external agency ratings and production and operation qualifications/licensing not applicable

Chapter 21 Specific agreement on risk repricing

21. 1 This contract adoptsNegotiate repricing.

Chapter 22 Contact Information

The Borrower’s contact information for receiving notices under Article XII includes:

Mailing address: Area A, 27th Floor, Yantian Modern Industry Service Center, No. 3018, Shayan Road, Yantian District, Shenzhen

Recipient: Yang Jinlong

Postal Code: 518000

Telephone:

fax:

Mobile phone number: 13602638398

email address:

Article 23 Number of Contracts

This contract is made in four original copies, and both parties to the contract and the guarantor (if any) hold one copy each.

Article 24 Other agreed matters

24.1 Both parties are unified, and Article 13.3 does not apply to this contract

1. The repayment method is: monthly interest payment, starting from the month after the loan is issued, 500,000 yuan will be repaid each month. If the loan is withdrawn in installments, it can be repaid in proportion, and the balance will be settled at one time when it expires; 2. During the credit period Lending and pricing are determined by the lender according to the requirements of credit scale control and market conditions; 3. The borrower’s asset-liability ratio during the credit period shall not be higher than 70%, otherwise the lender has the right to announce the early maturity of the credit and recover the loan: 4. The borrower uses the settlement account opened with the lender as the main sales fund withdrawal account, and the monthly sales income during the credit period matches the credit share; 5. The lender will provide legal and compliant value-added tax in accordance with laws and regulations and relevant regulations Invoice, the specific time and method shall be determined through negotiation between the two parties. 6. Both the Borrower and the Lender agree to amend Section 12.3 to read: “12.3 The Borrower agrees that, unless the Lender receives a written notice from the Borrower regarding the change of contact information, the contact information filled in by the Borrower in this contract shall be the one provided by the court to the Borrower. The address for serving judicial documents and other written documents. The above-mentioned address for service includes but is not limited to all judicial procedures such as first-instance mediation, first-instance, second-instance retrial, bankruptcy, and execution procedures in civil litigation. If the borrower responds to the lawsuit and directly submits If the court submits a service address confirmation letter, if the confirmed address is inconsistent with the latest contact information known to the lender, the court has the right to perform service based on the address on the service address confirmation letter. The court has the right to conduct any (legal) document including ruling, mediation, etc. through any of the communication methods stipulated in Article 12.2. The court has the right to choose the communication method it deems appropriate, and does not need to post, fax, telephone, Responsibility for transmission errors, omissions or delays in telex or any other communication system locks. Court colleagues choose multiple communication methods, whichever reaches the borrower sooner.”

Borrower: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Legal representative: Jinlong Yang

Legal address: Area A, 27th Floor, Yantian Modern Industry Service Center, No. 3018, Shayan Road, Yantian District, Shenzhen

Lender: Bank of Communications Co., Ltd. Shenzhen Branch (Sub-branch)

Person in charge: Ling Tang

mailing address: Century Plaza, No. 3018 Shennan Middle Road, Futian District, Shenzhen

The borrower has read all the terms of the contract thoroughly, the lender has made a detailed explanation at the request of the borrower, the borrower has no doubts or objections to all the contents when signing this contract, and understands the contract terms, especially the meaning of the terms marked with ** and their laws as a result of.

(This page is the signing page of the “Working Capital Loan Contract”, no text below)

Party A (seal)

Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. [Corporate Seal Affixed Here]

Signature of Party A’s legal representative (or authorized representative):

/s/Jinlong Yang

Date of sign: October 19, 2020

Party B (seal):

Communication Bank Co., Ltd. Shenzhen Branch [Corporate Seal Affixed Here]

Signature of Party B’s legal representative (or authorized representative):

/s/ Ling Tang

Date of sign: October 19, 2020